EXHIBIT 10.24

                               RESEARCH AGREEMENT

         This Agreement is effective July 2, 1996 (the "Effective Date") by and between EntreMed, Inc. a Delaware Corporation located at 9610 Medical Center Drive, Rockville, Maryland 20850 ("EntreMed") and Cytokine Sciences, Inc. a Delaware Corporation located at 4860 North Broadway, Denver, Colorado 80216 ("Subsidiary").

         WHEREAS, EntreMed desires to fund certain work to be performed at Subsidiary in exchange for certain rights to use the results of such work; and

         WHEREAS, Subsidiary desires to receive such funding and is willing to grant the rights desired by EntreMed.

         NOW THEREFORE in consideration of the mutual promises and other good and valuable consideration, the parties agree as follows:

         SECTION 1.         - DEFINITIONS

         The terms used in this Agreement have the following meanings:

         1. The term "Affiliate" with respect to any party, shall mean any individual, partnership, corporation, group or trust that directly or indirectly controls, is controlled by or is under common control with such party, with "control" being the power to direct or cause the direction of management and policies, whether through ownership of voting securities, by contract or otherwise.

         2. The term "Agreement Year" shall mean the twelve month period beginning on the Effective Date and each subsequent twelve month period thereafter.

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         3. The term  "Research"  shall  mean  research  into the  treatment  of disease by stimulating cellular immunity.

         SECTION 2.         - FUNDING

         1. In consideration of the undertaking of Research by Subsidiary, EntreMed shall make annual research grants to Subsidiary as follows:

         (a) In the first Agreement Year the grant shall be $600,000 (which shall be in addition to the capital investment in Subsidiary by EntreMed of $250,000), less the amount of any payments contributed by EntreMed for Research at Innovative Therapeutics, Inc. since March 31, 1996;

         (b) In the second Agreement Year the grant shall be $1,000,000; and (c) In the third Agreement Year the grant shall be $1,500,000 provided that EntreMed, in its sole discretion, may terminate Research and funding for Research sixty (60) days prior to the end of the second Agreement Year or at any time thereafter on sixty (60) days prior written notice to Subsidiary.

         2. Each annual grant shall be paid in four equal quarterly payments. The first payment shall be paid upon the Effective Date.

         3. At least sixty (60) days prior to the end of an Agreement Year, and for the first Agreement Year as soon as practical after the Effective Date, Subsidiary shall submit to EntreMed for its approval a plan and budget for the use of the funding for the following Agreement Year, which approval shall not be unreasonably withheld. In addition within sixty (60) days of the end of an Agreement Year Subsidiary shall provide EntreMed with an accounting of the

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expenditure  of  Research  funds  for  such  year.  Any  funds  granted hereunder which have not been expended by Subsidiary within the Agreement Year shall be retained by Subsidiary for Research.

         4. During the period in which EntreMed is funding Research under this Agreement, Subsidiary may not, without EntreMed's consent (which shall not be unreasonably withheld), seek or accept funding from a commercial sponsor in the fields of Immunology, T Cell Immunity, Transfer Factor, Herpes, Viral Diseases, bacterial diseases and fungal diseases.

          SECTION 3. - WORK OF SUBSIDIARY

         1. Beginning on the Effective Date and thereafter unless sooner terminated Subsidiary shall:

         (a) Conduct Research and apply the funds paid by EntreMed to support the expenses of Research and shall use reasonable efforts and diligence consistent with professional standards to achieve the goals set forth for such Research;

         (b) Promptly and regularly disclose to EntreMed information and inventions resulting from Research and EntreMed shall be entitled to use such information and inventions for research purposes only and not for other commercial purposes unless in accordance with a separate agreement between EntreMed and Subsidiary;

         (c) For the purpose of facilitating disclosure of information and inventions permit duly authorized employees of or representatives of EntreMed to visit the laboratories and other facilities where Research is conducted at reasonable times and with reasonable notice;

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         (d) Promptly  advise  EntreMed of  Subsidiary's  intent to file and the filing, allowance and issuance of patents; and

         (e) At EntreMed's request provide EntreMed with samples of materials produced in the Research which may be used by EntreMed in its internal research only and not for other commercial purposes.

         2. Subsidiary shall, on a continuing basis, advise EntreMed of the results of the Research and at least once every three (3) months provide
EntreMed with written progress reports concerning Research. A final written report setting forth in detail the results achieved under and pursuant to the Research shall be submitted to EntreMed within thirty (30) days of the termination of the Research.

         3. Notwithstanding anything else to the contrary, Subsidiary agrees not to publish or disclose to third parties results of Research without supplying EntreMed with a copy of the material to be disclosed or published to third parties at least thirty (30) days prior to submission for publication or disclosure so that EntreMed may evaluate such material to determine whether the material contains patentable subject matter on which a patent application should be filed or contains EntreMed Confidential Information. At EntreMed's request, Subsidiary will delay publication and/or disclosure and will cooperate with EntreMed in assuring that such publication or disclosure is in the best interest of Subsidiary and EntreMed.

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         SECTION 4.         - ASSIGNMENT; SUCCESSORS.

         1. This Agreement shall not be assignable by either of the parties without the prior written consent of the other party (which consent shall not be unreasonably withheld), except that each party without the consent of the other may assign this Agreement to an Affiliate or to a successor in interest or transferee of all or substantially all of the portion of the business to which this Agreement relates.

         2. Subject to the limitations on assignment herein, this Agreement shall be binding upon and inure to the benefit of said successors in interest and assigns of EntreMed and Subsidiary. Any such successor or assignee of a party's interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by said party and such Assignment shall not relieve the Assignor of any of its obligations under this Agreement.

         SECTION 5.         - TERMINATION.

         1. Except as otherwise specifically provided herein, this Agreement shall remain in full force and effect for three (3) years from the Effective Date.

         2. Upon material breach of any material provisions of this Agreement by either party to this Agreement, in the event the breach is not cured within sixty (60) days after written notice to the breaching party by the other party, in addition to any other remedy it may have, the other party at its sole option

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may terminate this Agreement, provided that such other party is not then in breach of this Agreement.

         3. The obligations of Section 3.1(b) and (e) and Section 6 of this Agreement shall survive any termination of this Agreement.

         SECTION 6.         - CONFIDENTIALITY.

         1. During the term of this Agreement, it is contemplated that each party will disclose to the other proprietary and confidential technology, inventions, technical information, biological materials and the like which are owned or controlled by the party providing such information or which that party is obligated to maintain in confidence and which is designated by the party providing such information as confidential ("Confidential Information"). Each party agrees to retain the other party's Confidential Information in confidence and not to disclose any such Confidential Information to a third party without the prior written consent of the party providing such information and to use the other party's Confidential Information only for the purposes of this Agreement, which obligation shall terminate five (5) years after the expiration or termination of this Agreement.

         2. The obligations of confidentiality will not apply to Confidential Information which: (i) was known to the receiving party or generally known to the public prior to its disclosure hereunder; or (ii) subsequently becomes
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known to the public by some means other than a breach of this Agreement;
(iii) is subsequently disclosed to the receiving party by a third party having a lawful right to make such disclosure; (iv) is required by law or BONA FIDE legal process to be disclosed, provided that the party required to make the disclosure takes all reasonable steps to restrict and maintain confidentiality of such disclosure and provides reasonable notice to the party providing the Confidential Information; (v) is approved for release by the parties; or (vi) is independently developed by the employees or agents of either party without any knowledge of the Confidential Information provided by the other party.

         3. Notwithstanding the foregoing and upon notice to Subsidiary, EntreMed shall have the right to disclose Confidential Information of Subsidiary to a third party who undertakes an obligation of confidentiality and non-use with respect to such information, at least as restrictive as EntreMed's obligation under this Section 6.

         SECTION 7.         - GENERAL PROVISIONS

         1. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter thereof and supersedes all prior agreements in this respect. There shall be no amendments or modifications to this Agreement, except by a written document which is signed by both parties.

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         2. This  Agreement  shall be construed and enforced in accordance  with the laws of the State of Maryland without reference to its choice of law principles.

         3.  The  headings  in  this   Agreement  have  been  inserted  for  the
convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

         4. Any delay in enforcing a party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of a party's right to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

         5. Notices. Any notices given pursuant to this Agreement shall be in writing and shall be deemed to have been given and delivered upon the earlier of
(i) when received at the address set forth below, or (ii) three (3) business days after mailed by certified or registered mail postage prepaid and properly addressed, with return receipt requested, or (iii) on the day when sent by facsimile as confirmed by certified or registered mail. Notices shall be delivered to the respective parties as indicated:

                 To ENTREMED:               EntreMed, Inc.
                                            4610 Medical Center Drive
                                            Rockville, Maryland 20850
                                            Attn: President

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                     Copy to:               Carella, Byrne, Bain, Gilfillan,
                                              Cecchi, Stewart & Olstein
                                            6 Becker Farm Road
                                            Roseland, New Jersey 07068
                                            Fax No. (201) 597-0250
                                            Attn: Donald S. Brooks, Esq.

                 To SUBSIDIARY:             Cytokine Sciences, Inc.
                                            4860 North Broadway
                                            Denver, Colorado 80216


        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

ENTREMED, INC.                                    CYTOKINE SCIENCES, INC.

By:  /s/ Carol Nacy                       By:  /s/ Dr. John Holaday
     ----------------------------------        -------------------------------
    Carol Nacy, Executive Vice President       Dr. John Holaday, President

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